Exhibit 99.1

Vaxcyte Reports Second Quarter 2026 Financial Results and Provides Business Update

Topline Safety, Tolerability and Immunogenicity Data from VAX-31 Adult Phase 3 OPUS-1 Trial Expected in Fourth Quarter of 2026; OPUS-2 and OPUS-3 Phase 3 Results Expected in First Half of 2027

Topline Safety, Tolerability and Immunogenicity Data from Primary Immunization Series and Booster Dose of VAX-31 Infant Phase 2 Dose-Finding Study Expected Either Sequentially or Together by End of First Half of 2027

Company Initiated Phase 1 Study Evaluating VAX-A1 for the Prevention of Disease Caused by Group A Streptococcus in Healthy Adults; Topline Data Expected in Second Half of 2027

Approximately $2.5 Billion in Cash, Cash Equivalents and Investments as of June 30, 2026

SAN CARLOS, Calif., August 5, 2026 – Vaxcyte, Inc. (Nasdaq: PCVX), a clinical-stage vaccine innovation company, today announced financial results for the second quarter ended June 30, 2026, and provided a business update.

"With the VAX-31 OPUS-1, OPUS-2 and OPUS-3 Phase 3 trials and the VAX-31 Phase 2 infant study fully enrolled, we expect a series of meaningful clinical study readouts across our adult and infant pneumococcal conjugate vaccines (PCV) franchise over the next 12 months," said Grant Pickering, Chief Executive Officer and Co-Founder of Vaxcyte. "We are on track to deliver the topline data from the OPUS-1 noninferiority trial in the fourth quarter of this year. Following, we expect to announce the results of the OPUS-2 and OPUS-3 trials in the first half of 2027, which along with a manufacturing consistency study, would enable our planned Biologics License Application (BLA) submission and potential U.S. commercial launch."

"With $2.5 billion in cash, cash equivalents and investments as of June 30, 2026, we maintain a strong balance sheet and are well positioned to execute on our planned clinical, manufacturing and commercial-readiness milestones across our PCV development programs," said Andrew Guggenhime, President and Chief Financial Officer of Vaxcyte. "As we prepare for the Company’s next phase of growth, we continue to advance our early-stage pipeline, including VAX-A1, a prophylactic vaccine candidate designed to prevent disease caused by Group A Strep, now in a Phase 1 adult study, and VAX-XL, our preclinical, next-generation PCV candidate designed to provide the broadest coverage of any PCV currently in development."

Key Second Quarter and Recent Highlights

PCV Franchise Adult Indication:

Enrollment Completed for Three VAX-31 Adult Phase 3 OPUS Trials; Topline Data from OPUS-1 Expected in Fourth Quarter 2026: All three ongoing VAX-31 Phase 3 clinical trials (OPUS-1, OPUS-2 and OPUS-3) are fully enrolled with 6,191 adults dosed in total, approximately 3,500 of whom received VAX-31. These studies, which were finalized in consultation and alignment with the U.S. Food and Drug Administration (FDA), are designed to generate a broad and robust safety, tolerability and immunogenicity dataset. In addition, the Company is planning a manufacturing consistency study (e.g., a lot-to-lot study) as the final Phase 3 study to enable the submission of the BLA.

•The OPUS-1 Phase 3 pivotal, noninferiority trial, in which 4,049 participants were dosed, is evaluating the safety, tolerability and immune responses of VAX-31 in healthy, pneumococcal-naïve1 U.S. adults aged 50 years and older through direct, head-to-head comparisons with both Prevnar 20® (PCV20) and Capvaxive® (PCV21), the current standard-of-care PCVs, with the objective of establishing a best-in-class profile for VAX-31. The trial is also evaluating the safety, tolerability and immune responses of VAX-31 in a separate cohort of adults aged 18-49.

•The OPUS-2 Phase 3 study, in which 1,390 participants were dosed, is evaluating the safety, tolerability and immunogenicity of VAX-31 when administered either concomitantly with or one month following administration of a licensed seasonal influenza vaccine in healthy, pneumococcal-naïve U.S. adults aged 50 years and older. The results of this descriptive study are intended to inform the design of a potential post-licensure outcomes study that further evaluates VAX-31 in concomitant use with an influenza vaccine and to provide supportive evidence as part of the broader Phase 3 dataset.

•The OPUS-3 Phase 3 descriptive study, in which 752 participants were dosed, is evaluating the safety, tolerability and immunogenicity of VAX-31 in healthy U.S. adults aged 50 years and older who have previously received pneumococcal vaccination, including whether VAX-31 can expand the breadth of protection and boost responses to the serotypes included in the lower-valency pneumococcal vaccines.

Early-Stage Pipeline:

Initiated Phase 1 Study Evaluating VAX-A1, a Potential Best-in-Class Vaccine Candidate Designed to Provide Broad Protection Against Disease Caused by Group A Streptococcus: In June 2026, the Company announced that the first participant was dosed in the Phase 1, first-in-human study evaluating VAX-A1, an investigational prophylactic vaccine candidate for the prevention of disease caused by Group A Streptococcus (Group A Strep or Streptococcus pyogenes), in healthy adults aged 18 to 40 years. All participants enrolled in Stage 1 of the study have received the first of two planned doses. The Stage 2 portion of the study is expected to proceed contingent upon the Data Safety Monitoring Board’s approval following the review of unblinded Stage 1 safety and tolerability data. All participants in the study will be evaluated for safety through six months after receiving the second dose.

The primary objective of this randomized, double-blind, placebo-controlled, dose-escalation, two-stage study is to assess the safety and tolerability of VAX-A1, along with a secondary objective of evaluating initial immunogenicity data, to support potential further advancement. This approach is
1 Pneumococcal-naïve is defined as having no known prior history of IPD or pneumococcal pneumonia, or receipt of any licensed or investigational pneumococcal vaccine.

designed to generate comprehensive initial safety data and provide a foundation for evaluating next steps in the program’s development. Group A Strep remains a major global cause of morbidity and mortality in adults and children and is a leading driver of antibiotic use, underscoring the significant public health burden.

Board of Directors:

Appointment and Retirement of Directors: The Board of Directors has appointed two new members, Dr. Moncef Slaoui and Dr. John Markels, to replace retiring members, Mr. Jacks Lee and Dr. Heath Lukatch. The Company thanks both retiring members for their considerable contributions during their service.

•Dr. Slaoui most recently served as Chief Scientific Advisor of Operation Warp Speed, the U.S. government effort to accelerate the development of COVID-19 vaccines. Prior to that, Dr. Slaoui spent nearly 30 years at GlaxoSmithKline, where he served as a member of the board of directors of GSK plc; Chairman of Pharmaceutical R&D; Chairman of Global R&D, Vaccines and Oncology; and Chairman of Global Vaccines, during which he was directly involved in building the company's vaccine pipeline.

•Dr. John Markels brings over 35 years of leadership experience in the pharmaceutical industry, including a longstanding tenure with Merck where he most recently served as President of Merck Global Vaccines. He has worked across global commercial leadership, strategy and organizational development, as well as manufacturing, development and technology transfer.

Anticipated Program Milestones

Vaxcyte is advancing the clinical development of its pipeline programs with several key milestones anticipated:

VAX-31 Adult Indication

•Announce topline safety, tolerability and immunogenicity data from the OPUS-1 Phase 3 pivotal, noninferiority trial in fourth quarter of 2026.

•Announce safety, tolerability and immunogenicity data from the OPUS-2 and OPUS-3 Phase 3 trials in the first half of 2027.

VAX-31 Infant Indication

•Announce topline safety, tolerability and immunogenicity data from the VAX-31 infant Phase 2 randomized, dose-finding study from both the primary three-dose immunization series and booster dose either sequentially or together by the end of the first half of 2027.

VAX-A1

•Announce topline data from the Phase 1 study in adults in the second half of 2027.

Second Quarter 2026 Financial Results

•Cash Position: Cash, cash equivalents and investments were $2,507.7 million as of June 30, 2026, compared to $2,442.6 million as of December 31, 2025.
•Research & Development (R&D) Expenses: R&D expenses were $267.9 million for the three months ended June 30, 2026 as compared to $194.2 million for the same period in 2025. The increase was due primarily to higher development and product manufacturing costs associated with the Company's PCV programs, including for manufacturing activities to support the potential future commercial launches and clinical trial expenses primarily related to the VAX-31 OPUS Phase 3 trials, as well as higher personnel expenses related to the growth in the number of R&D employees.
•General & Administrative (G&A) Expenses: G&A expenses were $34.9 million for the three months ended June 30, 2026 as compared to $32.0 million for the same period in 2025. The increase was due primarily to higher personnel expenses related to the growth in the number of G&A employees.
•Net Loss: For the three months ended June 30, 2026, net loss was $284.3 million, compared to $166.6 million for the same period in 2025.

About Vaxcyte
Vaxcyte is a vaccine innovation company engineering high-fidelity vaccines to protect humankind from the consequences of bacterial diseases. VAX-31, a 31-valent PCV candidate being evaluated in the OPUS Phase 3 adult clinical program and in a Phase 2 infant clinical program, is being developed for the prevention of invasive pneumococcal disease (IPD) and is the broadest-spectrum PCV candidate in the clinic today. VAX-24, a 24-valent PCV candidate, is designed to cover more serotypes than any infant PCV on-market. VAX-31 and VAX-24 are designed to improve upon standard-of-care PCVs by covering the serotypes in circulation that cause a significant portion of IPD and are associated with high case-fatality rates, antibiotic resistance and meningitis, while maintaining coverage of previously circulating strains. VAX-XL, in earlier-stage development, also leverages the Company’s carrier-sparing, site-specific conjugation technology with the aim of further expanding coverage to deliver the broadest-spectrum candidate in the Company’s PCV franchise.

VAX-A1 is a prophylactic vaccine candidate designed to provide broad, strain-independent protection against disease caused by Group A Strep and is currently being evaluated in a Phase 1 clinical study in adults. Group A Strep remains a significant global cause of morbidity and mortality across both adult and pediatric populations and is a leading driver of antibiotic use, underscoring the substantial public health burden.

Vaxcyte is re-engineering the way highly complex vaccines are made through XpressCF®, its cell-free protein synthesis platform exclusively licensed from Sutro Biopharma, Inc. Unlike conventional cell-based approaches, the Company’s system for producing difficult-to-make proteins and antigens is intended to accelerate its ability to develop high-fidelity vaccines with enhanced immunological benefits. Vaxcyte’s pipeline also includes VAX-GI, a vaccine candidate designed to prevent Shigella. For more information, visit www.vaxcyte.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements related to the potential benefits of Vaxcyte’s carrier-sparing platform and vaccine candidates, including breadth of coverage, the ability to deliver potentially best-in-class vaccines and improve upon the standard-of-care; the design, timing of initiation, progress and expected results of Vaxcyte's clinical trials and regulatory plans; the future commercialization of Vaxcyte’s PCV programs; Vaxcyte’s cash runway; and other statements that are not historical fact. The words “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “on track,” “potential,” “should,” “would” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) convey uncertainty of future events or outcomes and are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are based on Vaxcyte’s current expectations and actual results and timing of events could differ materially from those anticipated in such forward-looking statements as a result of risks and uncertainties, including, without limitation, risks related to Vaxcyte’s product development programs, including development timelines, success and timing of chemistry, manufacturing and controls and related manufacturing activities, potential delays or inability to obtain and maintain required regulatory approvals for its vaccine candidates, and the risks and uncertainties inherent with preclinical and clinical development processes; the success, cost and timing of all development activities and clinical trials; and sufficiency of cash and other funding to support Vaxcyte’s development programs and other operating expenses. These and other risks are described more fully in Vaxcyte’s filings with the Securities and Exchange Commission (SEC), including its Quarterly Report on Form 10-Q filed with the SEC on August 5, 2026 or in other documents Vaxcyte subsequently files with or furnishes to the SEC. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date, and readers should not rely upon the information in this press release as current or accurate after its publication date. Vaxcyte undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations. Readers should not rely upon the information in this press release as current or accurate after its publication date.

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Contacts:

Patrick Ryan, Executive Director, Corporate Affairs
Vaxcyte, Inc.
415-606-5135
media@vaxcyte.com

Jeff Macdonald, Executive Director, Investor Relations
Vaxcyte, Inc.
917-371-0940
investors@vaxcyte.com

Vaxcyte, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Operating expenses:
Research and development (1)	$267,852	$194,179	$580,631	$342,313
General and administrative (1)	34,925	32,040	67,996	64,699
Total operating expenses	302,777	226,219	648,627	407,012

Loss from operations	(302,777)	(226,219)	(648,627)	(407,012)
Other income, net:
Interest income	25,755	31,073	52,365	64,008
Other income (expense)	(7,280)	28,573	(8,662)	35,713
Total other income, net	18,475	59,646	43,703	99,721

Net loss	$(284,302)	$(166,573)	$(604,924)	$(307,291)

Net loss per share, basic and diluted	$(1.97)	$(1.22)	$(4.26)	$(2.26)

Weighted-average shares outstanding, basic and diluted	144,494,106	136,033,746	142,014,171	135,863,299
___________________________________________
(1)Amounts include stock-based compensation expense as follows:

Research and development	$22,145	$20,191	$42,823	$36,117
General and administrative	19,096	16,736	36,382	31,425
Total stock-based compensation expense	$41,241	$36,927	$79,205	$67,542

Vaxcyte, Inc.
Summary Consolidated Balance Sheet Data
(in thousands)

	June 30, 2026	December 31, 2025
Cash, cash equivalents and investments	$2,507,734	$2,442,623
Total assets	3,138,154	3,002,717
Total stockholders' equity	2,757,942	2,685,510